FOR IMMEDIATE RELEASE	Contact: Jack Larsen
(952) 830-3381

JOSTENS REPORTS FINANCIAL RESULTS

FOR FIRST QUARTER OF 2003

MINNEAPOLIS, May 8, 2003 – Jostens, Inc. today reported net sales for the quarter ended March 29, 2003, of $121.5 million compared to $121.3 million in 2002 and a net loss of $8.6 million, compared to a net loss of $6.5 million in 2002. The gross profit margin was 58.2 percent in the first quarter, compared to 60.7 percent in the prior year.

The Company reported first quarter EBITDA (earnings before interest, taxes, depreciation and amortization) of $5.5 million compared to $12.9 million in 2002.

“We incurred some added costs in the start up of a new information system in one of our product lines, and some business shifted to the second quarter,” said Robert C. Buhrmaster, Chairman and CEO. “More importantly, orders in our two key first half product lines, grad products and printing, are both up over last year. We’re comfortable with our earlier sales guidance, but given the excess cost incurred with the new system implementation, we now expect EBITDA to grow between 2 and 3 percent for the year.”

The Company had previously indicated full-year sales in 2002 would be up in the 2 to 4 percent range with EBITDA increasing 5 to 7 percent.

Capital spending for the quarter was $3.5 million. The Company’s cash position was $20.9 million at quarter end with total debt of $606.3 million.

Jostens is a provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliation. The Company’s products include yearbooks, class rings, graduation products, school photography, and awards for athletes and fans.

This release contains forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual future results to differ materially from its historical results and those presently anticipated or projected. You are hereby cautioned that these statements may be affected by our substantial debt, our inability to achieve our business strategies, changes in relationships with our employees or our independent representatives, our dependence on key suppliers, seasonality, fluctuating raw materials prices as well as other factors set forth in the Company’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

JOSTENS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands	March 29, 2003	March 30, 2002
Net sales	$121,524	$121,323
Cost of products sold	50,745	47,707

Gross profit	70,779	73,616
Selling and administrative expenses	71,458	67,011

Operating income (loss)	(679)	6,605
Net interest expense	13,940	17,690

Loss before income taxes	(14,619)	(11,085)
Benefit from income taxes	(6,021)	(4,600)

Net loss	$(8,598)	$(6,485)

EBITDA (1)	$5,526	$12,884

(1)	We believe EBITDA is a widely accepted non-GAAP financial indicator used to analyze and compare companies on the basis of operating performance. We use EBITDA to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. EBITDA is also one component of measurement used in our compensation plans. It should not be considered in isolation nor as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The following table reconciles our reported net loss to EBITDA:

In thousands	2003	2002
Net loss	$(8,598)	$(6,485)
Net interest expense, including amortization of debt issuance costs	13,940	17,690
Provision for income taxes	(6,021)	(4,600)
Depreciation expense	5,513	5,730
Amortization expense	692	549

EBITDA	$5,526	$12,884

JOSTENS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In thousands	March 29, 2003	March 30, 2002
ASSETS
Current assets
Cash and cash equivalents	$20,868	$62,228
Accounts receivable, net	46,193	49,959
Inventories	108,484	105,715
Other current assets	56,243	57,814

Total current assets	231,788	275,716

Noncurrent assets
Property and equipment, net	63,935	66,326
Other assets	78,872	74,257

	$374,595	$416,299

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Short-term borrowings	$9,520	$—
Accounts payable and accrued expenses	283,441	290,029
Current portion of long-term debt	17,094	20,966
Current liabilities of discontinued operations	3,672	9,888

Total current liabilities	313,727	320,883

Noncurrent liabilities
Long-term debt net of current maturities	563,666	626,308
Other noncurrent liabilities	17,076	15,063

Total liabilities	894,469	962,254

Redeemable preferred shares	73,995	61,826

Shareholders' deficit	(593,869)	(607,781)

	$374,595	$416,299

JOSTENS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year-to-date ended
In thousands	March 29, 2003	March 30, 2002
Operating activities
Net loss	$(8,598)	$(6,485)
Depreciation and amortization	7,521	7,621
Other	118	(267)
Changes in assets and liabilities	19,544	22,411

Net cash provided by operating activities	18,585	23,280

Investing activities
Acquisition of business, net of cash acquired	(4,951)	—
Purchases of property and equipment	(3,541)	(3,896)
Other	(163)	(256)

Net cash used for investing activities	(8,655)	(4,152)

Change in cash and cash equivalents	9,930	19,128
Cash and cash equivalents, beginning of period	10,938	43,100

Cash and cash equivalents, end of period	$20,868	$62,228

Free cash flow (1)	$9,930	$19,128

(1)	Free cash flow represents cash provided by or used for operating and investing activities. It excludes the effects of cash flow from financing activities. Free cash flow is a non-GAAP metric used by management to measure our ability to service our indebtedness. Free cash flow should not be considered in isolation nor as a substitute for measures of liquidity prepared in accordance with generally accepted accounting principles. Free cash flow is not necessarily comparable with similarly titled measures reported by other companies. The following table reconciles our reported cash flows from operating activities to free cash flow:

In thousands	2003	2002
Net cash provided by operating activities	$18,585	$23,280
Net cash used in investing activities	(8,655)	(4,152)

Free cash flow	$9,930	$19,128